CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cagle’s, Inc. and Subsidiary

Atlanta, Georgia

We consent to the inclusion of our report dated May 13, 2005, with respect to the consolidated balance sheets of Cagle’s, Inc. and Subsidiary as of April 2, 2005 and April 3, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended April 2, 2005, April 3, 2004 and March 29, 2003, which report has been included in the Annual Report to Stockholders and in the Form 10-K Annual Report of Cagle’s, Inc. and Subsidiary.

Moore Stephens Frost, PLC

Little Rock, Arkansas

June 10, 2005